UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 20, 2017

RISE RESOURCES INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53848	30-0692325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

488 – 1090 West Georgia Street

Vancouver, British Columbia

Canada

(Address of principal executive offices)

V6E 3V7

(Zip Code)

Registrant’s telephone number, including area code:  (236) 521-0583

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e -4)

Item 2.01

Completion of Acquisition or Disposition of Assets

On January 20, 2017, Rise Grass Valley Inc., a wholly owned subsidiary of Rise Resources Inc. (the “Company”), completed the acquisition of approximately 93 acres of fee simple surface land and 2,750 acres of mineral rights located near Grass Valley, California (the “Property”), from a group of six arm’s length sellers pursuant to an option agreement dated August 30, 2016, as amended on December 23, 2016.  The aggregate purchase price for the Property was $2,000,000, of which the Company had paid $50,000 prior to the closing in the form of two non-refundable $25,000 deposits.

The Property includes the historic Idaho-Maryland Gold Mine (the “I-M Mine”), a major past producing high grade gold mine that was reportedly the second largest gold mine in the United States in 1941, as well as all of the mineral rights assembled by Errol MacBoyle and the Idaho Maryland Mines Corporation over a thirty-year period from 1920.  In 1942, the U.S. government forced the closure of the I-M Mine due to concerns associated with the onset of World War II.

The Property is not encumbered by any royalty or other interests, and due to the circumstances under which the I-M Mine was shut down, the Company believes that significant potential exists to recover additional gold resources left unmined in the existing workings and exploration potential to expand the mineral resources below the historic mine workings.

In connection with the closing of the acquisition, on January 24, 2017 the Company paid one individual a finder’s fee of $140,000 in consideration for introducing the Company to the optionors of the I-M Mine, representing a cash commission equal to 7% of the $2,000,000 purchase price, in the form of 920,000 units of the Company at a deemed price of CAD$0.20 per unit.  Each unit consists of one share of the Company’s common stock and one transferable share purchase warrant exercisable into one share of common stock at a price of CAD$0.40 until January 24, 2019.

Item 3.02

Unregistered Sales of Equity Securities

See the disclosure set forth under Item 2.01 which is incorporated herein by reference.

In addition, on January 24, 2017, the Company completed the issuance and sale of an aggregate of 1,340,000 units at a price of CAD$0.20 per unit for gross proceeds of CAD$268,000 (the “Private Placement”).  Each unit consists of one share of the Company’s common stock and one transferable share purchase warrant exercisable into one share of common stock at a price of CAD$0.40 until January 24, 2019.  All securities issued pursuant to the Private Placement and the finder’s fee described in Item 2.01 are subject to statutory hold periods in accordance with applicable United States and Canadian securities laws for a minimum of six months.

The Private Placement represents the second tranche of a CAD$0.20 unit offering, the first tranche of which closed on December 23, 2016.  As disclosed in the Company’s current report on Form 8-K dated December 30, 2016, an aggregate of 21,044,500 units were issued and sold by the Company in the first tranche for gross proceeds of CAD$4,208,900.

In connection with the Private Placement, the Company paid three finders a cash commission equal to either 2% or 6%, depending on the manner of introduction, of the gross proceeds raised from investors introduced to the Company by those finders, for a total of CAD$5,220, and issued an aggregate of 26,100 finders’ warrants, with each warrant exercisable into one share of the Company’s common stock at a price of CAD$0.40 until January 24, 2019.

The Company plans to use the proceeds from the Private Placement for general working capital purposes.

The Company issued the shares and warrants underlying the foregoing units in reliance on the exemptions from registration provided by Rule 903 of Regulation S under the Securities Act of 1933, as amended (the “Securities Act”) and Section 4(a)(5) of the Securities Act.  The Company’s reliance on Rule 903 of Regulation S under the Securities Act (“Regulation S”) was based on the fact that the securities were sold in “offshore transactions”, as defined in Rule 902(h) of Regulation S.  The Company did not engage in any directed selling efforts in the United States in connection with the sale of the securities, and none of the applicable investors was a U.S. person or acquired the securities for the account or benefit of any U.S. person.  The Company’s reliance on Section 4(a)(5) was based on the fact that the sole U.S. investor in the Private Placement provided representations to the Company regarding his status as an “accredited investor”, as defined in Rule 501(a) of Regulation D under the Securities Act, and that neither the Company nor anyone acting on its behalf engaged in any advertising or public solicitation in connection with the Private Placement.

As of the date of this current report on Form 8-K, the Company has 56,842,841 issued and outstanding shares of common stock, outstanding warrants to purchase 26,127,570 shares of common stock and outstanding options to purchase 5,229,142 shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 26, 2017

RISE RESOURCES INC.

/s/ Cale Thomas
Cale Thomas
Chief Financial Officer, Director